                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*

                                 FVC.COM, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 30266P 10 0
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2000
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         Rule 13d-1(b)
     ---

         Rule 13d-1(c)
     ---

      X  Rule 13d-1(d)
     ---

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 31
                            Exhibit Index on Page 29

-----------------------                                  -----------------------
  CUSIP NO. 30266P 10 0                    13G                PAGE 2 OF 31 PAGES
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel IV L.P. ("A4")
      Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF            1,047,675 shares, except that Accel IV Associates
                          L.P. ("A4A"), the general partner of A4, may be
      SHARES              deemed to have sole power to vote these shares, and
                          Swartz Family Partnership L.P. ("SFP"), James W.
   BENEFICIALLY           Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene
                          D. Hill, III ("Hill"), Paul H. Klingenstein
     OWNED BY             ("Klingenstein"), Arthur C. Patterson ("Patterson"),
                          G. Carter Sednaoui ("Sednaoui") and James R. Swartz
       EACH               ("Swartz"), the general partners of A4A, may be
                          deemed to have shared  power to vote these shares.
    REPORTING
                   -------------------------------------------------------------
      PERSON         6    SHARED VOTING POWER

       WITH               See response to row 5.

                   -------------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          1,047,675 shares, except that A4A, the general partner of A4, may be deemed to have sole power to dispose of these shares, and SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to dispose of these shares.

                   -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                 1,047,675

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       6.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                               PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
  CUSIP NO. 30266P 10 0                  13G                PAGE 3 OF 31 PAGES
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel IV Associates L.P. ("A4A")
      Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF            1,047,675 shares, all of which are directly owned by
                          Accel IV L.P. ("A4").  A4A, the general partner of
      SHARES              A4, may be deemed to have sole power to vote these
                          shares, and Swartz Family Partnership L.P. ("SFP"),
   BENEFICIALLY           James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"),
                          Eugene D. Hill, III ("Hill"), Paul H. Klingenstein
      OWNED BY            ("Klingenstein"), Arthur C. Patterson ("Patterson"),
                          G. Carter Sednaoui ("Sednaoui") and James R. Swartz
       EACH               ("Swartz"), the general partners of A4A, may be
                          deemed to have shared power to vote these shares.
    REPORTING
                   -------------------------------------------------------------
      PERSON         6    SHARED VOTING POWER

       WITH               See response to row 5.

                   -------------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          1,047,675 shares, all of which are directly owned by A4. A4A, the general partner of A4, and SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to dispose of these shares.

                   -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                 1,047,675

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     6.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                               PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
  CUSIP NO. 30266P 10 0                  13G                PAGE 4 OF 31 PAGES
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel V L.P. ("A5")
      Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF            156,164 shares, except that Accel V Associates L.L.C.
                          ("A5A"), the general partner of A5, may be deemed
      SHARES              to have sole power to vote these shares, and ACP
                          Family Partnership L.P. ("ACPFP"), Swartz Family
   BENEFICIALLY           Partnership L.P. ("SFP"), James W. Breyer ("Breyer"),
                          Luke B. Evnin ("Evnin"), Eugene D. Hill, III
     OWNED BY             ("Hill"), Arthur C. Patterson ("Patterson"), G.
                          Carter Sednaoui ("Sednaoui"), James R. Swartz
       EACH               ("Swartz") and J. Peter Wagner ("Wagner"), the
                          managing members of A5A, may be deemed to have
    REPORTING             shared power to vote these shares.
                   -------------------------------------------------------------
      PERSON         6    SHARED VOTING POWER

       WITH               See response to row 5.

                   -------------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          156,164 shares, except that A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.

                   -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                   156,164

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       0.9%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                               PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
  CUSIP NO. 30266P 10 0                    13G                PAGE 5 OF 31 PAGES
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ACP Family Partnership L.P. ("ACPFP")
      Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          0 shares

     NUMBER OF     -------------------------------------------------------------
                     6    SHARED VOTING POWER
      SHARES              177,118 shares, of which 156,164 are directly owned
                          by Accel V L.P. ("A5") and 20,954 are directly
   BENEFICIALLY           owned by Accel Internet/Strategic Technology Fund
                          L.P. ("AISTF").  ACPFP is a managing member of Accel
     OWNED BY             V Associates L.L.C. ("A5A"), the general partner of
                          A5, and a managing member of Accel
       EACH               Internet/Strategic Technology Fund Associates L.L.C.
                          ("AISTFA"), the general partner of AISTF, and may
    REPORTING             be deemed to have shared power to vote these shares.
                   ------------------------------------------------------------
      PERSON         7    SOLE DISPOSITIVE POWER
                          0 shares
       WITH
                   -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          177,118 shares, of which 156,164 are directly owned by A5 and 20,954 are directly owned by AISTF. ACPFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                   177,118

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     1.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                               PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
  CUSIP NO. 30266P 10 0                  13G                PAGE 6 OF 31 PAGES
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ellmore C. Patterson Partners ("ECPP")
      Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF            54,562 shares. Arthur C. Patterson ("Patterson") is
                          the general of ECPP and may be deemed to have sole
      SHARES              power to vote the shares held by ECPP.

   BENEFICIALLY    -------------------------------------------------------------
                     6    SHARED VOTING POWER
     OWNED BY             0 shares
                   -------------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
                          54,562 shares. Patterson is the general partner of
    REPORTING             ECPP and may be deemed to have sole power to
                          dispose of the shares held by ECPP.
      PERSON       ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH               0 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                    54,562

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     0.3%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                               PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
  CUSIP NO. 30266P 10 0                  13G                PAGE 7 OF 31 PAGES
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel Keiretsu L.P. ("AK")
      Tax ID Number:
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          21,731 shares, except that Accel Partners & Co. Inc.
                          ("AP&C"), the general partner of AK, may be deemed
     NUMBER OF            to have sole power to vote these shares, and James W.
                          Breyer ("Breyer"), Arthur C. Patterson ("Patterson"),
      SHARES              G. Carter Sednaoui ("Sednaoui ") and James R. Swartz
                          ("Swartz"), the officers of AP&C, may be deemed to
   BENEFICIALLY           have shared power to vote these shares.
                   -------------------------------------------------------------
     OWNED BY        6    SHARED VOTING POWER
                          See response to row 5.
       EACH        -------------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
    REPORTING             21,731 shares, except that AP&C, the general partner
                          of AK, may be deemed to have sole power to dispose of
      PERSON              these shares, and Breyer, Patterson, Sednaoui and
                          Swartz, the officers of AP&C, may be deemed to have
       WITH               shared power to dispose of these shares.
                   -------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                    21,731
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                               PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
  CUSIP NO. 30266P 10 0                  13G                PAGE 8 OF 31 PAGES
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel Keiretsu V L.P. ("AK5")
      Tax ID Number:

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          3,082 shares, except that Accel Keiretsu V Associates
     NUMBER OF            L.L.C. ("AK5A"), the general partner of AK5, may be
                          deemed to have sole power to vote these shares, and
      SHARES              James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"),
                          Eugene D. Hill, III ("Hill"), Arthur C. Patterson
   BENEFICIALLY           ("Patterson"), G. Carter Sednaoui ("Sednaoui"),
                          James  R. Swartz ("Swartz") and J. Peter Wagner
     OWNED BY             ("Wagner"), the managing members of AK5A, may be
                          deemed to have shared power to vote these shares.
       EACH        ------------------------------------------------------------
                     6    SHARED VOTING POWER
    REPORTING             See response to row 5.
                   -------------------------------------------------------------
      PERSON         7    SOLE DISPOSITIVE POWER
                          3,082 shares, except that AK5A, the general partner
       WITH               of AK5, may be deemed to have sole power to dispose
                          of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.

                   -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                     3,082

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       0.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                               PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
  CUSIP NO. 30266P 10 0                  13G                PAGE 9 OF 31 PAGES
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel Keiretsu V Associates L.L.C. ("AK5A")
      Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF            3,082 shares, all of which are directly owned by
                          Accel Keiretsu V L.P. ("AK5").  AK5A, the general
      SHARES              partner of AK5, may be deemed to have sole power to
                          vote these shares, and James W. Breyer ("Breyer"),
   BENEFICIALLY           Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"),
                          Arthur C. Patterson ("Patterson"), G. Carter
     OWNED BY             Sednaoui ("Sednaoui"), James R. Swartz ("Swartz")
                          and J. Peter Wagner ("Wagner"), the managing members
       EACH               of AK5A, may be deemed to have shared power to vote
                          these shares.
    REPORTING      -------------------------------------------------------------
                     6    SHARED VOTING POWER
      PERSON              See response to row 5.
                   -------------------------------------------------------------
       WITH          7    SOLE DISPOSITIVE POWER
                          3,082 shares, all of which are directly owned by AK5.
                          AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and
                          Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.

                   -------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                     3,082

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       0.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                              OO

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                                -----------------------
  CUSIP NO. 30266P  10 0                 13G                PAGE 10 OF 31 PAGES
-------------------------                                -----------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel Partners & Co. Inc. ("AP&C")
      Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            21,960 shares, of which 21,731 shares are directly
                          owned by Accel Keiretsu L.P. ("AK") and 229 of which
      SHARES              are directly owned by AP&C. AP&C, the general partner
                          of AK, may be deemed to have sole power to vote these
   BENEFICIALLY           shares, and James W. Breyer ("Breyer"), Arthur C.
                          Patterson ("Patterson"), G. Carter Sednaoui
     OWNED BY             ("Sednaoui") and James R. Swartz ("Swartz"), the
                          officers of AP&C, may be deemed to have shared power
       EACH               to vote these shares.

    REPORTING      -------------------------------------------------------------
                     6    SHARED VOTING POWER
      PERSON
                          See response to row 5.
       WITH
                   ------------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER

                          21,960 shares, of which 21,731 shares are directly owned by AK and 229 of which are directly owned by AP&C. AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.

                   -------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           See response to row 7.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                    21,960

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     0.1%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                               CO

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                                -----------------------
  CUSIP NO. 30266P 10 0                  13G                PAGE 11 OF 31 PAGES
-------------------------                                -----------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel Internet/Strategic Technology Fund L.P. ("AISTF")
      Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            20,954 shares, all of which are owned by Accel
                          Internet/Strategic Technology Fund L.P. ("AISTF").
      SHARES              Accel Internet/Strategic Technology Fund
                          Associates L.L.C. ("AISTFA"), the general partner of
   BENEFICIALLY           AISTF, may be deemed to have sole power to vote these
                          shares, and ACP Family Partnership L.P. ("ACPFP"),
     OWNED BY             Swartz Family Partnership L.P. ("SFP"), James W.
                          Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D.
       EACH               Hill, III ("Hill"), Arthur C. Patterson ("Patterson"),
                          G. Carter Sednaoui ("Sednaoui"), James R. Swartz
    REPORTING             ("Swartz") and J. Peter Wagner ("Wagner"), the
                          managing members of AISTFA, may be deemed to have
      PERSON              shared power to vote these shares.

       WITH        -------------------------------------------------------------
                     6    SHARED VOTING POWER

                          See response to row 5.

                   -------------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER

                          20,954 shares, all of which are owned by AISTF, AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.

                   -------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                   20,954

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    0.1%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                              PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                                -----------------------
  CUSIP NO. 30266P 10 0                  13G               PAGE 12 OF 31 PAGES
-------------------------                                -----------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA") Tax ID Number:

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            20,954 shares, all of which are directly owned by
                          Accel Internet/Strategic Technology Fund L.P.
      SHARES              ("AISTF"). AISTFA, the general partner of AISTF, may
                          be deemed to have sole power to vote these shares,
   BENEFICIALLY           and ACP Family Partnership L.P., (ACPFP"), Swartz
                          Family Partnership L.P. ("SFP"), James W. Breyer
     OWNED BY             ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
                          III ("Hill"), Arthur C. Patterson ("Patterson"), G.
       EACH               Carter Sednaoui ("Sednaoui"), James R. Swartz
                          ("Swartz") and J. Peter Wagner ("Wagner"), the
    REPORTING             managing members of AISTFA, may be deemed to have
                          shared power to vote these shares.
      PERSON
                   -------------------------------------------------------------
       WITH          6    SHARED VOTING POWER

                          See response to row 5.

                   -------------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER

                          20,954 shares, all of which are directly owned by AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, SEP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTF, may be deemed to have shared power to dispose of these shares.

                   -------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           See response to row 7.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                   20,954

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    0.1%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                              OO

--------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30266P 10 0                 13G                    Page 13 of 31 Pages

------------------------------------------------------------------------------------------------------------------
1       NAME OF REPORTING
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Accel V Associates L.L.C. ("A5A")
        Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  [_]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
------------------------------------------------------------------------------------------------------------------
                                         5  SOLE VOTING POWER
                                            156,164 shares, all of which are directly owned by Accel V L.P.
                                            ("A5").  A5A is the general partner of A5 and may be deemed to have sole voting power with respect to such shares, and ACP Family
                                            Partnership L.P. ("ACPFP"), Swartz Family Partnership L.P. ("SFP"),
                                            James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
           NUMBER OF                        III ("Hill"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
             SHARES                         ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner
          BENEFICIALLY                      ("Wagner"), the managing members of A5A, may be deemed to have shared
    OWNED BY EACH REPORTING                 power to vote these shares.
             PERSON             ----------------------------------------------------------------------------------
              WITH                       6  SHARED VOTING POWER
                                            See response to row 5.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            156,164 shares, all of which are directly owned by A5.  A5A is the general partner of A5 and may be deemed to have sole dispositive power with respect to such shares, and ACPFP, SFP, Breyer, Evnin,
                                            Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of
                                            A5A, may be deemed to have shared power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
------------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                                156,164
------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                                            [_]
------------------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                    0.9%
------------------------------------------------------------------------------------------------------------------
12      TYPE OR REPORTING PERSON*                                                            OO
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30266P 10 0                 13G                    Page 14 of 31 Pages

-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Accel Investors '93 L.P. ("AI93")
                 Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]    (b) [x]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------

           NUMBER OF                     5  SOLE VOTING POWER
                                            42,319 shares, except that James W. Breyer ("Breyer"), Luke B. Evnin
             SHARES                         ("Evnin"), Paul. H. Klingenstein ("Klingenstein"), Arthur C. Patterson
                                            ("Patterson"), G. Carter Sednaoui ("Sednaoui") and James R. Swartz
          BENEFICIALLY                      ("Swartz"), the general partners of AI93, may be deemed to have shared power to vote these shares.
         OWNED BY EACH               ------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
            REPORTING                       See response to row 5.
                                     ------------------------------------------------------------------------------
             PERSON                      7  SOLE DISPOSITIVE POWER
                                            42,319 shares, except that Breyer, Evnin, Klingenstein, Patterson,
              WITH                          Sednaoui and Swartz, the general partners of AI93, may be deemed to have shared power to dispose of these shares.
                                     ------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                              42,319
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                         [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.2%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                        PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30266P 10 0                 13G                    Page 15 of 31 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Swartz Family Partnership L.P. ("SFP")
                 Tax ID Number:
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]    (b) [x]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                5  SOLE VOTING POWER
                                   14,385 shares. James R. Swartz ("Swartz"), the general partner of SFP may be deemed to have sole power to vote these shares.

                            ----------------------------------------------------
                                6  SHARED VOTING POWER
                                   1,224,793 shares, of which 1,047,675 are
                                   directly owned by Accel IV L.P. . ("A4"),
                                   156,164 are directly owned by Accel V L.P.
                                   ("A5") and 20,954 are directly owned by Accel
                                   Internet/Strategic Technology Fund L.P.
                                   ("AISTF"). SFP is a general partner of Accel
           NUMBER OF               IV Associates L.P. ("A4A"), the general
             SHARES                partner of A4, a managing member of Accel V
          BENEFICIALLY             Associates L.L.C ("A5A"), the general partner
         OWNED BY EACH             of A5, and a managing member of Accel
            REPORTING              Internet/Strategic Technology Fund Associates
             PERSON                L.L.C. ("AISTFA"), the general partner of
              WITH                 AISTF, and may be deemed to have shared power
                                   to vote these shares.
                            ----------------------------------------------------
                                7  SOLE DISPOSITIVE POWER
                                   14,385 shares. Swartz, the general partner of
                                   SFP, may be deemed to have sole power to
                                   dispose of these shares.
                            ----------------------------------------------------
                                8  SHARED DISPOSITIVE POWER
                                   1,224,793 shares, of which 1,047,675 are
                                   directly owned by A4, 156,164 are directly
                                   owned by A5 and 20,954 are directly owned by
                                   AISTF. SFP is a general partner of A4A, the
                                   general partner of A4, a managing member of
                                   A5A, the general partner of A5, and a
                                   managing member of AISTFA, the general
                                   partner of AISTF, and may be deemed to have
                                   shared power to dispose of these shares.
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            1,239,178
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.1%
--------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                          PN
--------------------------------------------------------------------------------
                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30266P 10 0                 13G                    Page 16 of 31 Pages

-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Accel Investors '96 L.P. ("AI96")
                 Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]    (b) [x]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------

           NUMBER OF                     5  SOLE VOTING POWER
                                            9,247 shares, except that James W. Breyer ("Breyer"), Luke B. Evnin
             SHARES                         ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur C. Patterson
                                            ("Patterson"), G. Carter Sednaoui ("Sednaoui "), James R. Swartz
          BENEFICIALLY                      ("Swartz") and J. Peter Wagner ("Wagner"), the general partners of
                                            AI96, may be deemed to have shared power to vote these shares.
         OWNED BY EACH               ------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
            REPORTING                       See response to row 5.
                                     ------------------------------------------------------------------------------
             PERSON                      7  SOLE DISPOSITIVE POWER
                                            9,247 shares, except that Breyer, Evnin, Hill, Patterson, Sednaoui,
              WITH                          Swartz and Wagner, the general partners of AI96, may be deemed to have shared power to dispose of these shares.
                                     ------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               9,247
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                         [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.1%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                        PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30266P 10 0                 13G                    Page 17 of 31 Pages

-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 James W. Breyer ("Breyer")
                 Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]    (b) [x]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
-------------------------------------------------------------------------------------------------------------------

                                  5  SOLE VOTING POWER
                                     45,814 shares
                         ------------------------------------------------------------------------------------------
                                  6  SHARED VOTING POWER
                                     1,301,401 shares, of which 1,047,675 are directly owned by Accel IV
           NUMBER OF                 L.P. ("A4"), 21,731 are directly owned by Accel Keiretsu L.P. ("AK"),
                                     42,319 are directly owned by Accel Investors '93 L.P. ("AI93"),
            SHARES                   156,164 are directly owned by Accel V L.P. ("A5"), 20,954 are directly owned by Accel Internet/Strategic Technology Fund L.P.
          BENEFICIALLY               ("AISTF"), 3,082 are directly owned by Accel Keiretsu V L.P. ("AK5"),
                                     9,247 are directly owned by Accel Investors '96 L.P. ("AI96") and 229
         OWNED BY EACH               are directly owned by Accel Partners & Co. ("AP&C").  Breyer is a general partner of Accel IV Associates L.P. ("A4A"), the general
           REPORTING                 partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of Accel V Associates
            PERSON                   L.L.C. ("A5A"), the general partner of A5, a managing member of Accel
                                     Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA"), the
             WITH                    general partner of AISTF, a managing member of Accel Keiretsu V
                                     Associates L.L.C. ("AK5A"), the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to vote these shares.
                            ---------------------------------------------------------------------------------------
                                  7  SOLE DISPOSITIVE POWER
                                     45,814 shares
                            ----------------------------------------------------------------------------------------
                                  8  SHARED DISPOSITIVE POWER
                                     1,301,401 shares, of which 1,047,675 are directly owned by A4, 21,731 are directly owned AK, 42,319 are directly owned by AI93, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5, 9,247 are directly owned by AI96 and 229 are directly owned by AP&C.  Breyer is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of
                                     AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                       1,347,215
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                     [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                             7.8%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                     IN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30266P 10 0                 13G                    Page 18 of 31 Pages

-------------------------------------------------------------------------------------------------------------------
 1               NAME OF REPORTING
                 SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                         Luke B. Evnin ("Evnin")
                         Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
 2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]    (b) [x]
-------------------------------------------------------------------------------------------------------------------
 3               SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
 4               CITIZENSHIP OR PLACE OF ORGANIZATION
                 U.S. Citizen
-------------------------------------------------------------------------------------------------------------------

                                5    SOLE VOTING POWER
                                     0 shares
                                -----------------------------------------------------------------------------------
                                6    SHARED VOTING POWER
                                     1,279,441 shares, of which 1,047,675 are directly owned by Accel IV
                                     L.P. ("A4"), 42,319 are directly owned by Accel Investors '93 L.P.
                                     ("AI93"), 156,164 are directly owned by Accel V L.P. ("A5"), 20,954 are directly owned by Accel Internet/Strategic Technology Fund L.P.
                                     ("AISTF"), 3,082 are directly owned by Accel Keiretsu V L.P. ("AK5")
           NUMBER OF                 and 9,247 are directly owned by Accel Investors '96 L.P. ("AI96").
                                     Evnin is a general partner of Accel IV Associates L.P. ("A4A"), the
           SHARES                    general partner of A4, a general partner of AI93, a managing member of Accel V Associates L.L.C. ("A5A"), the general partner of A5, a
         BENEFICIALLY                managing member of Accel Internet/Strategic Technology Fund
                                     Associates L.L.C. ("AISTFA"), the general partner of AISTF, a
        OWNED BY EACH                managing member of Accel Keiretsu V Associates L.L.C. ("AK5A"), the general partner of AK5, and a general partner of AI96 and may be
          REPORTING                  deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
            PERSON               7   SOLE DISPOSITIVE POWER
                                     0 shares
            WITH                -----------------------------------------------------------------------------------
                                 8   SHARED DISPOSITIVE POWER
                                     1,279, 441 shares, of which 1,047,675 are directly owned by A4,
                                     42,319 are directly owned by AI93, 156,164 are directly owned by A5,
                                     20,954 are directly owned by AISTF, 3,082 are directly owned by AK5 and 9,247 are directly owned by AI96.  Evnin is a general partner of
                                     A4A, the general partner of A4, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of
                                     AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.
-------------------------------------------------------------------------------------------------------------------
 9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                 REPORTING PERSON                                                         1,279,441
-------------------------------------------------------------------------------------------------------------------
 10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                 EXCLUDES CERTAIN SHARES*                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
 11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                               7.4%
-------------------------------------------------------------------------------------------------------------------
 12              TYPE OR REPORTING PERSON*                                                       IN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30266P 10 0                 13G                    Page 19 of 31 Pages

-------------------------------------------------------------------------------------------------------------------
1               NAME OF REPORTING
                SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Eugene D. Hill, III ("Hill")
                        Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]    (b) [x]
------------------------------------------------------------------------------------------------------------------
3               SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4               CITIZENSHIP OR PLACE OF ORGANIZATION
                U.S. Citizen
------------------------------------------------------------------------------------------------------------------

           NUMBER OF                     5  SOLE VOTING POWER
                                            4,260 shares
                                ----------------------------------------------------------------------------------
             SHARES                      6  SHARED VOTING POWER
          BENEFICIALLY                      1,237,122 shares, of which 1,047,675 are directly owned by Accel IV
    OWNED BY EACH REPORTING                 L.P. ("A4"), 156,164 are directly owned by Accel V L.P. ("A5"),
             PERSON                         20,954 are directly owned by Accel Internet/Strategic Technology Fund
              WITH                          L.P. ("AISTF"), 3,082 are directly owned by Accel Keiretsu V L.P.
                                            ("AK5") and 9,247 are directly owned by Accel Investors '96 L.P.
                                            ("AI96").  Hill is a general partner of Accel IV Associates L.P.
                                            ("A4A"), the general partner of A4, a managing member of
                                            Accel V Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund
                                            Associates L.L.C. ("AISTFA"), the general partner of AISTF, a managing member of Accel Keiretsu V Associates L.L.C. ("AK5A"), the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to vote these shares.
                                   ------------------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            4,260 shares
                                   ------------------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            1,237,122 shares, of which 1,047,675 are directly owned by A4,
                                            156,164 are directly owned by A5, 20,954 are directly owned by AISTF,
                                            3,082 are directly owned by AK5 and 9,247 are directly owned by AI96.
                                            Hill is a general partner of A4A, the general partner of A4, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of
                                            AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.
-----------------------------------------------------------------------------------------------------------------------------
 9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                REPORTING PERSON                                        1,241,382
-----------------------------------------------------------------------------------------------------------------------------
10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                EXCLUDES CERTAIN SHARES*                                      [ ]
-----------------------------------------------------------------------------------------------------------------------------
11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                             7.3%
-----------------------------------------------------------------------------------------------------------------------------
12              TYPE OR REPORTING PERSON*                                      IN
-----------------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30266P 10 0                 13G                    Page 20 of 31 Pages

-------------------------------------------------------------------------------------------------------------------
1                  NAME OF REPORTING
                   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Paul H. Klingenstein ("Klingenstein")
                           Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]    (b) [x]
-------------------------------------------------------------------------------------------------------------------
3                  SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4                  CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S. Citizen
-------------------------------------------------------------------------------------------------------------------
                                         5  SOLE VOTING POWER
                                            29,178 shares
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            1,089,994 shares, of which 1,047,675 are directly owned by Accel IV
                                            L.P. ("A4") and 42,319 are directly owned by Accel Investors '93 L.P.
           NUMBER OF                        ("AI93").  Klingenstein is a general partner of Accel IV Associates
             SHARES                         L.P. ("A4A"), the general partner of A4, and a general partner of
          BENEFICIALLY                      AI93 and may be deemed to have shared power to vote these shares.
    OWNED BY EACH REPORTING     -----------------------------------------------------------------------------------
             PERSON                      7  SOLE DISPOSITIVE POWER
              WITH                          29,178 shares
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            1,089,994 shares, of which 1,047,675 are directly owned by A4 and
                                            42,319 are directly owned by AI93.  Klingenstein is a general partner of A4A, the general partner of A4, and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.
-------------------------------------------------------------------------------------------------------------------
 9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                   REPORTING PERSON                             1,119,172
--------------------------------------------------------------------------------------------------------------------
10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                   EXCLUDES CERTAIN SHARES*                           [ ]
-------------------------------------------------------------------------------------------------------------------
11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     6.5%
-------------------------------------------------------------------------------------------------------------------
12                 TYPE OR REPORTING PERSON*            IN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30266P 10 0                 13G                    Page 21 of 31 Pages

-------------------------------------------------------------------------------------------------------------------
1                  NAME OF REPORTING
                   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Arthur C. Patterson ("Patterson")
                           Tax ID Number:
--------------------------------------------------------------------------------------------------------------------------
2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]    (b) [x]
---------------------------------------------------------------------------------------------------------------------------
3                  SEC USE ONLY
---------------------------------------------------------------------------------------------------------------------------
4                  CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S. Citizen
---------------------------------------------------------------------------------------------------------------------------

                                     5  SOLE VOTING POWER
                                     189,039 shares, of which 54,562 are directly owned by Ellmore C.
                                     Patterson Partners ("ECPP").  Patterson is the general partner of
                                     ECPP and may be deemed to have sole power to vote the shares held by
                                     ECPP.
            NUMBER OF                --------------------------------------------------------------------------------------------
             SHARES               6  SHARED VOTING POWER
          BENEFICIALLY               1,301,401 shares, of which 1,047,675 are directly owned by Accel IV
    OWNED BY EACH REPORTING          L.P. ("A4"), 21,731 are directly owned by Accel Keiretsu L.P. ("AK"),
             PERSON                  42,319 are directly owned by Accel Investors '93 L.P. ("AI93"),
              WITH                   156,164 are directly owned by Accel V L.P. ("A5"), 20,954 are directly owned by Accel Internet/Strategic Technology Fund L.P.
                                     ("AISTF"), 3,082 are directly owned by Accel Keiretsu V L.P. ("AK5"),
                                     9,247 are directly owned by Accel Investors '96 L.P. ("AI96") and 229 are directly owned by Accel Partners &Co. ("AP&C").  Patterson is a general partner of Accel IV Associates L.P. ("A4A"), the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of Accel V Associates
                                     L.L.C. ("A5A"), the general partner of A5, a managing member of Accel
                                     Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA"), the
                                     general partner of AISTF, a managing member of Accel Keiretsu V
                                     Associates L.L.C. ("AK5A"), the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to vote these shares.
                                 --------------------------------------------------------------------------------------------
                                  7  SOLE DISPOSITIVE POWER
                                     189,039 shares, of which 54,562 are directly owned by ECPP.
                                     Patterson is the general partner of ECPP and may be deemed to have sole power to vote the shares held by ECPP.
                                ----------------------------------------------------------------------------------------------
                                  8  SHARED DISPOSITIVE POWER
                                     1,301,401 shares, of which 1,047,675 are directly owned by A4, 21,731 are directly owned AK, 42,319 are directly owned by AI93, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5, 9,247 are directly owned by AI96 and 229 are directly owned by AP&C.  Patterson is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of
                                     AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------------------
9                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                   REPORTING PERSON                                     1,490,440
------------------------------------------------------------------------------------------------------------------------------
10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                   EXCLUDES CERTAIN SHARES*                                   [ ]
------------------------------------------------------------------------------------------------------------------------------
11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           8.6%
------------------------------------------------------------------------------------------------------------------------------
12                 TYPE OR REPORTING PERSON*                                   IN
------------------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
  CUSIP NO. 30266P 10 0                  13G                Page 22 of 31 Pages
-----------------------                                  -----------------------

-----------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            G. Carter Sednaoui ("Sednaoui")
            Tax ID Number:
-----------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_] (b) [X]
-----------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY

-----------------------------------------------------------------------------------------------------------
         4  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
-----------------------------------------------------------------------------------------------------------
           NUMBER OF              5  SOLE VOTING POWER
            SHARES                   6,309 shares
          BENEFICIALLY          ---------------------------------------------------------------------------
    OWNED BY EACH REPORTING       6  SHARED VOTING POWER
            PERSON                   1,301,401 shares, of which 1,047,675 are directly owned by Accel IV
            WITH                     L.P. ("A4"), 21,731 are directly owned by Accel Keiretsu L.P. ("AK"),
                                     42,319 are directly owned by Accel Investors '93 L.P. ("AI93"),
                                     156,164 are directly owned by Accel V L.P. ("A5"), 20,954 are directly owned by Accel Internet/Strategic Technology Fund L.P.
                                     ("AISTF"), 3,082 are directly owned by Accel Keiretsu V L.P. ("AK5"),
                                     9,247 are directly owned by Accel Investors '96 L.P. ("AI96") and 229 are directly owned by Accel Partners & Co. ("AP&C").  Sednaoui is a general partner of Accel IV Associates L.P. ("A4A"), the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of Accel V Associates
                                     L.L.C. ("A5A"), the general partner of A5, a managing member of Accel
                                     Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA"), the
                                     general partner of AISTF, a managing member of Accel Keiretsu V
                                     Associates L.L.C. ("AK5A"), the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to vote these shares.
                                ---------------------------------------------------------------------------
                                  7  SOLE DISPOSITIVE POWER
                                     6,309 shares
                                ---------------------------------------------------------------------------
                                  8  SHARED DISPOSITIVE POWER
                                     1,301,401 shares, of which 1,047,675 are directly owned by A4, 21,731 are directly owned AK, 42,319 are directly owned by AI93, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5, 9,247 are directly owned by AI96 and 229 are directly owned by AP&C.  Sednaoui is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of
                                     AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.
-----------------------------------------------------------------------------------------------------------
         9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                   1,307,710
-----------------------------------------------------------------------------------------------------------
        10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                              [_]
-----------------------------------------------------------------------------------------------------------
        11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                      7.5%
-----------------------------------------------------------------------------------------------------------
        12  TYPE OR REPORTING PERSON*                                                             IN
-----------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
 CUSIP NO. 30266P 10 0                   13G               Page 23 of 31 Pages
-----------------------                                  -----------------------

-------------------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            James R. Swartz ("Swartz")
            Tax ID Number:
------------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) [_]    (b) [X]
------------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY

------------------------------------------------------------------------------------------------------------
         4  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
------------------------------------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
                                     38,998 shares, of which 14,385 shares are directly owned by Swartz
                                     Family Partnership L.P. ("SFP").  Swartz, the general partner of SFP may be deemed to have sole power to vote these shares.
           NUMBER OF            ----------------------------------------------------------------------------
             SHARES               6  SHARED VOTING POWER
          BENEFICIALLY               1,301,401 shares, of which 1,047,675 are directly owned by Accel IV
    OWNED BY EACH REPORTING          L.P. ("A4"), 21,731 are directly owned by Accel Keiretsu L.P. ("AK"),
             PERSON                  42,319 are directly owned by Accel Investors '93 L.P. ("AI93"),
              WITH                   156,164 are directly owned by Accel V L.P. ("A5"), 20,954 are directly owned by Accel Internet/Strategic Technology Fund L.P. ("AISTF"),
                                     3,082 are directly owned by Accel Keiretsu V L.P. ("AK5"), 9,247 are directly owned by Accel Investors '96 L.P. ("AI96") and 229 are directly owned by Accel Partners &Co. ("AP&C").  Swartz is a general partner of Accel IV Associates L.P. ("A4A"), the general partner of
                                     A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of Accel V Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic
                                     Technology Fund Associates L.L.C. ("AISTFA"), the general partner of
                                     AISTF, a managing member of Accel Keiretsu V Associates L.L.C.
                                     ("AK5A"), the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------
                                  7  SOLE DISPOSITIVE POWER
                                     38,998 shares, of which 14,385 shares are directly owned by SFP.
                                     Swartz, the general partner of SFP may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------
                                  8  SHARED DISPOSITIVE POWER
                                     1,301,401 shares, of which 1,047,675 are directly owned by A4, 21,731 are directly owned AK, 42,319 are directly owned by AI93, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5, 9,247 are directly owned by AI96 and 229 are directly owned by AP&C.  Swartz is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of
                                     AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------
          9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                 1,340,399
------------------------------------------------------------------------------------------------------------
         10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                            [_]
------------------------------------------------------------------------------------------------------------
         11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                    7.7%
------------------------------------------------------------------------------------------------------------
         12  TYPE OR REPORTING PERSON*                                                            IN
------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30266P 10 0                 13G                    Page 24 of 31 Pages

-------------------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            J. Peter Wagner ("Wagner")
            Tax ID Number:
-----------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [_]   (b) [X]
-----------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY
-----------------------------------------------------------------------------------------------------------
         4  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
-----------------------------------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
                                     0 shares.
           NUMBER OF            ---------------------------------------------------------------------------
             SHARES               6  SHARED VOTING POWER
          BENEFICIALLY               189,447 shares, of which 156,164 are directly owned by Accel V
    OWNED BY EACH REPORTING          ("A5"), 20,954 are directly owned by Accel Internet/Strategic
             PERSON                  Technology Fund L.P. ("AISTF"), 3,082 are directly owned by Accel
              WITH                   Keiretsu V L.P. ("AK5") and 9,247 are directly owned by Accel
                                     Investors '96 L.P. ("AI96"). Wagner is a managing member of Accel V
                                     Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C.
                                     ("AISTFA"), the general partner of AISTF, a managing member of Accel
                                     Keiretsu V Associates L.L.C. ("AK5A"), the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to vote these shares.
                                ---------------------------------------------------------------------------
                                  7  SOLE DISPOSITIVE POWER
                                     0 shares.
                                ---------------------------------------------------------------------------
                                  8  SHARED DISPOSITIVE POWER
                                     189,447 shares, of which 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5 and 9,247 are directly owned by AI96. Wagner is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of
                                     AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.
-----------------------------------------------------------------------------------------------------------
          9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                              189,447
-----------------------------------------------------------------------------------------------------------
         10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                          [_]
-----------------------------------------------------------------------------------------------------------
         11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                  1.1%
-----------------------------------------------------------------------------------------------------------
         12  TYPE OR REPORTING PERSON*                                                          IN
-----------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).       NAME OF ISSUER
                 --------------

                 FVC.COM, Inc.

ITEM 1(B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                 -----------------------------------------------

                 3393 Octavius Drive, Suite 102
                 Santa Clara, CA 95054

ITEM 2(A).       NAME OF PERSONS FILING
                 ----------------------

                 This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"); Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"); Accel Keiretsu L.P., a Delaware limited partnership ("AK"); Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"); Accel Investors '93 L.P., a Delaware limited partnership ("AI93"); Accel V L.P., a Delaware limited partnership ("A5"); Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"); Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"); Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"); Accel Keiretsu V L.P., a Delaware limited partnership ("AK5"); Accel Keiretsu V Associates L.L.C., a Delaware limited liability company and the general partner of AK5 ("AK5A"); Accel Investors '96 L.P., a Delaware limited partnership ("AI96"); the ACP Family Partnership L.P. ("ACPFP"), a California limited partnership and a managing member of A5A and AISTFA; Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership; the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and a general partner of A4A, and managing member of A5A and AISTFA; James W. Breyer ("Breyer"), a general partner of A4A, AI93 and AI96, an officer of AP&C and a managing member of A5A, AISTFA and AK5A; Luke B. Evnin ("Evnin"), a general partner of A4A, AI93 and AI96 and a managing member of A5A, AISTFA and AK5A; Eugene D. Hill, III ("Hill"), a general partner of A4A and AI96 and a managing member of A5A, AISTFA and AK5A; Paul H. Klingenstein ("Klingenstein"), a general partner of A4A and AI93; Arthur C. Patterson ("Patterson"), a general partner of A4A, AI93, AI96,ECPP and ACPFP, an officer of AP&C and a managing member of A5A, AISTFA and AK5A; G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, AI93 and AI96, an officer of AP&C and a managing member of A5A, AISTFA and AK5A; James R. Swartz ("Swartz"), a general partner of A4A, AI93, AI96 and SFP, an officer of AP&C and a managing member of A5A, AISTFA and AK5A and J. Peter Wagner ("Wagner"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                 A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz are general partners of AI93 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI93.

                 A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. AK5A, the general partner of AK5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AK5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK5. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are general partners of AI96 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI96.

ITEM 2(B).       ADDRESS OF PRINCIPAL OFFICE
                 ---------------------------

                 The address for each of the Reporting Persons is:

                 Accel Partners
                 428 University Ave.
                 Palo Alto, California  94301

ITEM 2(C)        CITIZENSHIP
                 -----------

                 A4, A4A, AK, AI93, A5, AISTF, AK5, AI96, ECPP and SFP are Delaware limited partnerships. ACPFP is a California limited partnership. A5A, AISTFA and AK5A are Delaware limited liability companies. AP&C is a Delaware corporation. Breyer, Evnin, Hill, Wagner, Klingenstein, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------


                 Common Stock
                 CUSIP No.  30266P  10  0

ITEM 3.          Not Applicable
                 --------------

ITEM 4.          OWNERSHIP
                 ---------


                 The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                        (a)  Amount beneficially owned:
                             -------------------------

                             See Row 9 of cover page for each Reporting Person.

                        (b)  Percent of Class:
                             ----------------

                             See Row 11 of cover page for each Reporting Person.

                        (c)  Number of shares as to which such person has:
                             --------------------------------------------

                                (i)  Sole power to vote or to direct the vote:
                                     ----------------------------------------

                                     See Row 5 of cover page for each Reporting
                                     Person.

                               (ii)  Shared power to vote or to direct the vote:
                                     ------------------------------------------

                                     See Row 6 of cover page for each Reporting
                                     Person.

                              (iii)  Sole power to dispose or to direct the
                                     --------------------------------------
                                     disposition of:
                                     ---------------

                                     See Row 7 of cover page for each Reporting
                                     Person.

                               (iv)  Shared power to dispose or to direct the
                                     ----------------------------------------
                                     disposition of:
                                     ---------------

                                     See Row 8 of cover page for each Reporting
                                     Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         --------------------------------------------


         If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ---------------------------------------------------------------

          Under certain circumstances set forth in the partnership agreements of A4, A4A, AK, AI93, A5, AISTF, AK5, AI96, ACPFP, ECPP and SFP, the limited liability company agreements of A5A, AISTFA and AK5A and the operating agreement of AP&C, the general partners, limited partners, members or shareholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner, member or shareholder.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          --------------------------------------------------------

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          ---------------------------------------------------------

          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          ------------------------------

          Not applicable

ITEM 10.  CERTIFICATION.
          -------------

          Not applicable

                                   SIGNATURES
                                   ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

Entities:  Accel IV L.P.
           Accel IV Associates L.P.
           Accel V L.P.
           Accel V Associates L.L.C.
           Accel Investors '93 L.P.
           Accel Investors '96 L.P.
           Accel Partners & Co., Inc.
           Accel Internet/Strategic Technology Fund L.P.
           Accel Internet/Strategic Technology Fund Associates L.L.C. Accel Keiretsu L.P.
           Accel Keiretsu V L.P.
           Accel Keiretsu V Associates L.L.C.
           ACP Family Partnership L.P.
           Swartz Family Partnership L.P.
           Ellmore C. Patterson Partners

                                         By:  /s/ G. Carter Sednaoui
                                           -------------------------
                                            G. Carter Sednaoui,
                                            Attorney-in-fact for the
                                            above-listed entities

Individuals:  James W. Breyer
              Luke. B. Evnin
              Eugene D. Hill, III
              Paul H. Klingenstein
              Arthur C. Patterson
              G. Carter Sednaoui
              J. Peter Wagner
              James R. Swartz
                                         By:  /s/ G. Carter Sednaoui
                                           -------------------------
                                            G. Carter Sednaoui,
                                            Attorney-in-fact for the
                                            above-listed individuals

                                 EXHIBIT INDEX
                                 -------------

                                                                                            Found on Sequentially
Exhibit                                                                                         Numbered Page
-------                                                                                     ----------------------
Exhibit A:  Agreement of Joint Filing                                                                 30

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact                                       31